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                       October 20, 2022

       Xiangying Meng
       President and CEO
       Clancy Corp
       2nd Floor, BYD, No. 56, Dongsihuan South Road
       Chaoyang District, Beijing, China 100023

                                                        Re: Clancy Corp
                                                            Form 10-K for the
Fiscal Year Ended July 31, 2021
                                                            File No. 333-213698

       Dear Xiangying Meng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Industrial Applications and

                       Services
       cc:                                              Daniel Luciano